EXHIBIT 99.5

Date: November 3, 2005

For Immediate Release

AVENUE GROUP SIGNS AGREEMENT TO ACQUIRE INTERESTS IN OIL AND GAS ACREAGE IN COLOMBIA

November 3, 2005. New York, New York: Avenue Group, Inc. (OTCBB:AVNU) announced today that its wholly owned subsidiary Avenue Energy, Inc. has signed a Participation Agreement with Geoproduction Oil and Gas Company LLC and Ray Oil Tools, for the development of the Esperanza Block in the Lower Magdalena Basin of Northwestern Colombia.

Discovered by Exxon (Esso SA) in the 1970’s. The Esperanza Block covers 45,975 hectares or approximately 114,000 acres and includes areas formerly designated as the Jobo, Tablon, Castor, Coral and Sucre Gas Fields, that have produced approximately 70 BCF of natural gas in the aggregate. Geoproduction, a Lafayette Louisiana based company with a branch office in Bogota and Ray Oil Tools a Louisiana based corporation, were awarded The Esperanza Contract in August 2004 by Colombia’s Agencie Nacional de Hidrocarbures (ANH).

In August 2005, Geoproduction drilled its first well on the area, the Arianna Nr. 1. According to a report recently completed by Haliburton Inc, Arianna Nr. 1 tested capable of producing 3.5 mmcfg per day. The well is located among a number of wells drilled in the 1970's by Exxon (Esso SA) which produced at similar daily rates. Geoproduction is in the process of connecting production from the Arianna Nr. 1 well to a gas pipeline located less than two kilometers away.

Geoproduction as operator has divided its primary drilling locations in Esperanza into three sectors. Geoproduction engineers have estimated the remaining reserves in the three sectors may contain 221 BCF of proved recoverable reserves, and 140 BCF of additional probable plus possible reserves.

Over the next several years, Avenue Group and Geoproduction anticipate executing a multi-well drilling and seismic program that will include re-entering certain of the abandoned wells and the drilling of new wells.

Subject to due diligence, Avenue Group expects to complete the Esperanza Block purchase and sale agreement on or before December 15, 2005. At closing, Avenue Energy will pay $2.7 million to earn a 45% interest in the entire contract area. The cost of drilling the Arianna Nr 1 discovery well and associated geophysical and geological work are included as part of this payment. Subsequent to the closing payment, Avenue will hold a ground floor 45% working interest in all future exploration activities subject to a series of cash payments and drilling commitments and confirmation of remaining reserves by a reputable independent engineering firm.

In addition to Avenue’s participation with Geoproduction in the Esperanza Field, Avenue has agreed in principal, subject to further due diligence and completion of joint venture agreements, to participate with Geoproduction in applications for two other areas in Colombia. One is located in the Lower Magdalena Basin and will complement the development activities in Esperanza and the other is an oil play located in the Ilanos Basin of Eastern Colombia.

Norman Singer, President of Avenue Energy, Inc. said, “Over the past year, we looked at a number of interesting exploration and development projects in Colombia. However, the ability to work with an established operator such as Geoproduction with a proven track record is a great opportunity for Avenue. This is also a unique window of opportunity to establish a solid exploration foothold in Colombia, as more and more companies are going there in response to the government’s new petroleum laws and regulations as well as in response to the vastly improved economic and political environment established under the leadership of President Alvaro Uribe.”

Certain statements in this announcement including statements such as "believes," "anticipates," "expects" and all similar statements regarding future expectations, objectives, intentions and plans for oil and gas exploration, development and production may be regarded as "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Management's current view and plans, however, are subject to numerous known and unknown risks, uncertainties and other factors that may cause the actual results, performance, timing or achievements of Avenue Group to be materially different from any results, performance, timing or achievements expressed or implied by such forward-looking statements. The various uncertainties, variables, and other risks include those discussed in detail in the Company's SEC filings, including the Annual Report on Form 10-KSB, for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the period ended June 30, 2005. Avenue Group Inc. undertakes no duty to update or revise any forward-looking statements. Actual results may vary materially.

For further information, please visit our website at www.avenue-energy.com or contact Levi Mochkin at (888) 612-4188 ext 4 or Norman Singer ext 5 or email avenuegroup@gmail.com